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                                                                   EXHIBIT 10(1)

                                   Agreement

Agreement made and entered into this ___ day of September, 1996, by and between:

Virtual Jerusalem, Ltd.
51-227211-3
2 Poalei Tzedek Street
Jerusalem, Israel
(herein: "Virtual Jerusalem" or "the Company")

-and-

Jewish Telegraphic Agency, Inc.
330 Seventh Avenue
New York, NY 10001
(herein: "JTA")

Whereas Virtual Jerusalem manages and operates the Internet World Wide Web site known as "Virtual Jerusalem", residing at the following Internet addresses: www.virtual.co.il and www.jer1.co.il (herein: "the Site"); and

Whereas JTA, a not-for-profit institution, wishes to retain the services of Virtual Jerusalem to create and maintain an interactive and multimedia JTA World Wide Web site within the Site on the terms set forth herein; and

Whereas Virtual Jerusalem has the necessary knowledge and experience to create and maintain a JTA World Wide Web site and to fulfill its obligations as set forth herein;

Therefore the parties stipulated and agreed as follows:

Preamble

1.   The preamble to this Agreement constitutes an integral part hereof.

The JTA Site

2. Virtual Jerusalem shall create a World Wide Web site for JTA which shall be accessible to Internet users 24 hours a day, excluding normal downtime for maintenance, worldwide through the following Internet address: www.jta.org (if such a name is available) or another registered JTA domain name, and through navigational tools available on the home page of the Site (herein: JTA Site).

3. Virtual Jerusalem's rights to provide World Wide Web services to JTA, including without limitation the right to create and maintain a JTA World Wide Web site and the right to reproduce content produced and/or provided by JTA, in whole or in part, on the Internet or on another computer network, in accordance with the terms of this Agreement and for the duration of the term thereof, shall be exclusive. Notwithstanding the above, JTA may provide up to twenty percent (20%) of the JTA Material (as defined below in section 6) ("Distributed Material")to any other computer network or networks ("the Networks") at any given time for distribution online, provided that: (a) JTA notifies Virtual Jerusalem in writing (or by e-mail) in advance of such distribution, with respect to each Network to whom it has licensed the online distribution of the Distributed Material, the identity of the Network, the location of the Distributed Material online and any other pertinent information which Virtual Jerusalem shall reasonably request; (b) the Networks display a prominent notice in proximity to the distributed Distributed Material informing users of the location and address of the JTA Site on the Site; (b) the Networks provide a direct link from the Distributed Material to the JTA Site; and(c) subscription fees required by the Networks for a subscription to the print edition of the JTA publication, if such a publication exists, are the same or more than such fees required for a subscription to the JTA publication through the JTA Site..
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4.   Virtual Jerusalem undertakes that the JTA Site shall be comprised of a number of different daily news options, some of which shall require subscription therefore, including headlines (at no charge), full articles (at a price which shall be determined by JTA) and preferred service to certain JTA clients e.g. funding agencies, (at a price, if any, to be determined by JTA) each option to be based upon the JTA Material as defined below.

The JTA Site shall be available in HTML format or in another format consistent with current Internet standards and, where appropriate, for downloading in a variety of formats and shall be comprised, without limitation, of the following elements:

(a) Design, layout and graphics to be created by Virtual Jerusalem in consultation with the JTA("Initial Design and Layout"). The Initial Design and Layout shall not be materially altered except by agreement of both parties and subject to JTA's approval of the new design, layout and/or graphics.

(b) Content to be created by Virtual Jerusalem in consultation with the JTA as set forth in section 5(b) below. By way of example alone, Virtual Jerusalem may create such features for use in the JTA Site as quizzes, polls and forums ("Virtual Jerusalem Material").

(c) The JTA Material (as defined in section 6 below), provided that Virtual Jerusalem may refuse to include in the JTA Site any material and/or content of any kind which may be in violation of any applicable civil or criminal law and/or regulation . Virtual Jerusalem shall notify JTA immediately of its refusal to publish any part of the JTA Material;

(d) Subject to its ability to license such content, other content obtained and licensed from third parties by Virtual Jerusalem in consultation with the JTA as set forth in section 5(b) below. By way of example alone, Virtual Jerusalem shall obtain for use in the JTA Site features such as selected video and music clips, photographs and articles.

(e) A JTA subscription form to be created by Virtual Jerusalem using commercially available security and encryption technologies which shall provide to users various payment options to be determined soley by and paid directly to JTA;

(f) A search engine (the particular type of which shall be determined by Virtual Jerusalem at its discretion but which shall have the functionality of widely used Internet search engines) capable of enabling users to search the JTA archives; and

(g)  Advertisements subject to the approval of the JTA.

Where appropriate, the Site shall be indexed and a key word, topic and date range searches shall be made available to users.

Production of the JTA Site

5. (a) Virtual Jerusalem shall produce the JTA Site based upon the JTA Material (as defined in section 6 below) within a period of eight weeks from the date of signature of this Agreement, provided that the initial JTA Material has been delivered to Virtual Jerusalem in accordance with section 6 below. Virtual Jerusalem shall thereafter enable JTA to, independently of Virtual Jerusalem, upload the JTA Material onto the JTA Site and/or to amend existing JTA Material on the JTA Site by File Transfer Protocol (FTP) or in such other manner as shall be agreed upon between the parties. To eliminate doubt, JTA shall have no right to alter, amend or change any part of the JTA Site, except for the JTA Material, in any way, without the express written consent and license of Virtual Jerusalem.

(b) Notwithstanding the above, should JTA wish for Virtual Jerusalem to amend the JTA Material and or retract some portion of the JTA Material after its delivery to Virtual Jerusalem in accordance with section 6 below, JTA shall provide such amendments and/or retractions to Virtual Jerusalem in the manner set forth in section 6 below for the delivery of the JTA Material and Virtual Jerusalem shall, within four (4) Work Hours of its receipt thereof, incorporate such amendments and/or retractions into the current edition of the JTA Site. All such amendments and/or retractions shall be deemed "JTA Material" for purposes of this Agreement.

(c) Following any new production of, or amendment of, or addition to the JTA Site in whole or in part by Virtual Jerusalem and prior to the distribution thereof on the Site, Virtual Jerusalem shall notify JTA, by facsimile, that the newly produced portion of the JTA Site is ready for approval. Virtual Jerusalem shall provide the Internet address where the newly produced portion of the JTA Site resides and JTA shall review it and notify Virtual Jerusalem, by facsimile, not later than 4 (four) Work Hours after receipt of Virtual Jerusalem's aforementioned notice, whether the newly produced portion
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of the JTA Site has been approved, and if it has not been approved, what the requested changes are. The JTA's failure to notify Virtual Jerusalem of its approval (or disapproval) of the newly produced portion of the JTA Site as set forth herein shall be deemed approval of the newly produced portion for all purposes.

(d) Should JTA wish to create special editions of the JTA Site (in addition to the daily editions), Virtual Jerusalem shall create special editions of the JTA Site, provided that Virtual Jerusalem has received forty (40) Work Hours prior written notice of the upcoming special edition and has received the JTA Material for such edition in accordance with section 6 below.

(e) To eliminate doubt, Virtual Jerusalem shall not be obligated to create new Virtual Jerusalem Material for the JTA Site in each edition and may re-use features that it has created and/or obtained from third parties in more than one edition of the JTA Site. Notwithstanding the above, Virtual Jerusalem shall be responsible for creating and/or obtaining new Virtual Jerusalem Material and/or Licensed Material for distribution on the JTA Site quarterly. In addition, Virtual Jerusalem shall be under no obligation to monitor or review, on a daily basis, new additions of the JTA Site which contain JTA Material that has been independently uploaded by JTA onto the JTA Site by FTP or in such other manner as may be agreed upon between the parties.

(f) "Work Hour" as used herein shall mean any hour between the hours of 8:30 AM and 5:30 PM, Sundays through Thursdays.

Delivery of the JTA Material

6. (a) "JTA Material" as used in this Agreement shall mean: (1) if the parties have not agreed upon the independent FTP of material by JTA on to the JTA Site (or at such time as such an agreement shall cease to exist), any and all articles, information and material of any kind to be included in any edition of the JTA Site, delivered by the JTA in accordance with subsection (b) below; or
(2) if the parties have agreed upon the independent FTP of material by JTA on to the JTA Site, any and all articles, information and material of any kind uploaded by JTA on to the JTA Site.

(b) In the event that the parties have not agreed upon the independent FTP of JTA Material to the JTA Site, or should either party, at such party's exclusive discretion, require, at any time by written notice to the other party, all JTA Material to be uploaded on to JTA Site exclusively by Virtual Jerusalem, then no later than six (6) Work Hours in advance, JTA shall deliver the JTA Material for the coming edition of the JTA Site to Virtual Jerusalem in (a) with respect to text: ASCII format; and (b) with respect to graphics: "JPG" format, by means of
(i) e-mail and/or (ii) "FTP" (File Transfer Protocol), with notice of FTP transfer by e-mail, to a location on the Virtual Jerusalem computer system designated by Virtual Jerusalem, or by such other formats and/or means as shall be agreed upon between the parties.

7. The JTA hereby represents and warrants that (1) it owns (or shall own at the time of delivery) all of the right, title and interest in all of the JTA Material; (2) it has all necessary and enforceable rights to deliver the JTA Material to Virtual Jerusalem and to grant a license with respect thereto as set forth in section 8 below; and (3) the JTA Material shall not violate any applicable law and/or regulation and/or infringe the rights of any third party.

8. JTA hereby grants a license to Virtual Jerusalem to copy, reproduce, distribute, display, perform, quote, scan, convert into digital form, store, install in and retrieve from a storage device (including any acts of copying incidental thereto), publish, publicize and convert into Internet format the JTA Material, sublicense the right to reproduce the JTA Material by downloading the JTA Site to Internet users in whole or in part, an unlimited number of times, in or in connection with the JTA Site, and to do any other act with respect to the JTA Material which Virtual Jerusalem shall deem necessary or desirable for the fulfillment of its obligations hereunder (herein: "Acts of Use"). The license granted hereunder shall be worldwide and shall automatically terminate upon the termination of this Agreement pursuant to sections 23 or 24 below.

JTA declares that it understands that due to the nature of the Internet medium, content appearing on the JTA Site may be downloaded by Internet users (i.e., printed and reproduced) and agrees and confirms that Virtual Jerusalem shall have no liability whatsoever for an infringement of JTA's rights by an Internet user.

9. JTA hereby undertakes to indemnify and hold Virtual Jerusalem harmless from any and all damages, loss and/or expense (including, without limitation, reasonable attorneys' fees) suffered or incurred by Virtual Jerusalem as a result of, or in connection with, a judgment given by any court of law, including without limitation an execution office, (1) for the breach by Virtual Jerusalem of a third party's rights, including without limitation, copyright, moral rights, performers' rights, neighboring rights, or other
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rights of any kind, caused by any Act of Use with respect to the JTA Material, in whole or in part, in accordance with the license granted in section 8 above and/or any consent given in accordance with section 10 below and/or (2) with respect to a breach in any manner of JTA's representations set forth in section 7 above.

10. Notwithstanding the above, Virtual Jerusalem shall have no right to edit, alter, summarize, redact, manipulate or modify (digitally or otherwise) the JTA Material, in whole or in part, except with the prior consent of the JTA. JTA's approval of each edition of the JTA Site as set forth in section 5(b) above, shall be deemed approval of any editing, alterations, summary, redaction, manipulation and/or modification of the JTA Material, in whole or in part.

11. Virtual Jerusalem shall include the following notice in the JTA Site, in connection with all JTA Material:

"Reprinted with permission of the Jewish Telegraphic Agency, Inc. Copyright 19__ Jewish Telegraphic Agency, Inc."

Virtual Jerusalem shall be obligated to display such notice only once in each edition of the JTA Site on its homepage which notice shall refer jointly to all the JTA Material contained in the relevant edition. Notwithstanding the above, it shall be JTA's discretion and responsibility, to include copyright information on such specific JTA Material as it shall so choose. .

12. Virtual Jerusalem shall make all of the appropriate requests and exert best efforts so that the JTA Site is listed on all appropriate indices and directories which appear on the Internet, including Yahoo, Excite, Infoseek, Lycos and Altavista. JTA shall be consulted prior to Virtual Jerusalem's submission of JTA's Site on a particular list or directory JTA may reject any listing or link if it so chooses. Virtual Jerusalem will also publicize and promote the JTA Site within the Site, including on the Virtual Jerusalem homepage, and the Virtual Jerusalem homepage shall be buttoned on all JTA site pages. Virtual Jerusalem shall notify JTA to the extent that it becomes aware of unauthorized links to the JTA Site.

The JTA Site shall be accessible through the navigational tools available from the Site's homepage and shall always have prominent exposure on the Site's homepage. The Site's homepage shall be buttoned on all JTA Site pages. Virtual Jerusalem shall also publicize the JTA Site in its various "Neighborhoods" and other areas of the Site as appropriate. The JTA Site shall be cross-listed wherever appropriate on the Site. The JTA Site shall include a disclaimer of affiliation with, or responsibility for any political, religious or ideological views expressed by either party or any of its clients or partners.

Advertising

13. The parties hereto shall exert best efforts to locate advertisers for the JTA Site and JTA shall recommend to and encourage existing JTA print (or other) advertisers, if any, and potential advertisers, that they advertise in the JTA Site.

14.  JTA shall be entitled to:

(a) Fifty percent (50%) of all JTA Site Advertising Revenues. For purposes of this section, "JTA Site Advertising Revenues" shall mean aggregate amounts collected (excluding Value Added Tax) plus the fair market value of any other compensation received (such as barter advertising, or a commission on sales generated by the advertisement) for distribution of an advertisement on the JTA Site from an advertiser located by Virtual Jerusalem or JTA, minus any commission which the locating party is obligated to pay to an advertising sales representative and/or agent (provided that such commission shall not exceed twenty percent (20%) of the advertising rate determined in accordance with section 15 below); and

(b) Should JTA Site advertisers located by JTA wish to advertise on the Site, in addition to the JTA Site, twenty percent (20%) of the advertising revenues therefrom to be calculated, with respect to the Site, in the same manner as the JTA Site Advertising Revenues are calculated.

To eliminate doubt, the parties agree that revenue generated by (a) advertisement located by Virtual Jerusalem and not placed on the JTA Site but on another area of its Site and (b) Virtual Jerusalem's
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revenues generated from production of advertisements for the JTA Site shall be
Virtual Jerusalem's alone.

15. Advertising rates for the JTA Site shall be agreed upon by both parties with respect to each individual Advertiser. Production costs associated with such Advertiser shall be determined by Virtual Jerusalem and shall be based on Virtual Jerusalem's standard rates for web site production. Virtual Jerusalem shall provide the JTA with an itemization of such production costs.

16. It is further agreed between the parties that Virtual Jerusalem will not and, if the parties hereto have agreed to the independent FTP of JTA Material to the JTA Site, JTA will not, place any advertisement on the JTA Site without the prior consent of the other party.

17. During the term of this Agreement, JTA shall make every reasonable effort to include the JTA Site Internet address at some location on JTA publications and on all JTA public relations material, including but not limited to, JTA letterhead, JTA advertisements (whether in print, radio, television or any other media) and JTA business cards. Notwithstanding the above, this obligation shall commence during the first year of the term of this Agreement.

Subscription Fees

18. Should JTA require Internet users who wish to visit certain portions of the JTA Site to become subscribers to the JTA Site and to pay a subscription fee, then Virtual Jerusalem will receive a fee in the amount of ten percent (10%) of any subscription fee collected with respect to the JTA Site, in the event such subscription fee is in excess of $300.00 in a single invoice and twenty five percent (25%) of any subscription fee in the event such fee is less than $300.00.in a single invoice Virtual Jerusalem shall not be entitled to any revenues derived by JTA from its current subscribers to its news services and/ or revenues received by JTA from its funding agencies and newspaper clients.

Payment Procedure

19. (a) No later than the fifteenth (15th) day of each calendar month, Virtual Jerusalem shall provide JTA with an accounting of JTA Site Advertising Revenues and Site advertising revenues with respect to the immediately preceding calendar month, including the names of each advertiser from which revenues were received in the preceding month, advertising fees charged to such advertiser, commissions associated with such advertiser and the total sum to be distributed to JTA as set forth above.

(b) No later than the fifteenth (15th) day of each calendar month, with respect to the immediately preceding calendar month, JTA shall provide Virtual Jerusalem with an accounting of JTA Site subscribers, if any, including the names of each subscriber, the subscription fee paid by such subscriber and the total amount due to Virtual Jerusalem.

(c ) No later than the twenty-fifth (25th) day of each calendar month, each party shall transfer such sum in U.S. dollars to the other party as is due them in accordance with subsections (a) and (b) above, in the manner to be agreed upon by the parties. In each month, either party may set off the amount owing to the other party in accordance with the accounting provided hereunder against a greater amount due from such party. Beginning on the twenty-eighth (28th) day of each calendar month, any outstanding payment shall accrue linkage differentials to the United States dollar in accordance with the representative rate published by the Bank of Israel and annual interest at the rate charged by the American Israel Bank Ltd. for unauthorized amounts in overdraft for unpreferred customers.

20. At the request of either party hereto, but not more often than once every calendar year, each party shall permit the other to review its accounts which relate to the revenues required to be reported to the requesting party under the terms of this Agreement. Notwithstanding the above, either party may satisfy this obligation by providing the requesting party with a report from an Israeli or American, as the case may be, certified accountant as to the information to be provided to the requesting party hereunder.

Rights of Virtual Jerusalem

21. (a) Virtual Jerusalem hereby represents and warrants that (1) it owns all of the right, title and interest in all of the Virtual Jerusalem Material and the Initial Design and Layout, (2) it has full and enforceable rights to distribute the Virtual Jerusalem Material and the Initial Design and Layout on the JTA Site as undertaken herein, and (3) that the Virtual Jerusalem Material and/or the Initial Design and Layout shall not violate any applicable law and/or regulation and/or infringe the rights of any third party. Both parties hereby confirm and agree that all right, title and interest in the Virtual Jerusalem
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Material, the Initial Design and Layout and in the JTA Site, except for the JTA
Material, is the exclusive property of Virtual Jerusalem and/or third parties who have licensed their rights, in whole or in part, to Virtual Jerusalem and that the intellectual property rights of JTA in the JTA Material are and shall remain the property of JTA..

(b) Virtual Jerusalem hereby undertakes to indemnify and hold JTA harmless from any and all damages, loss and/or expense (including, without limitation, reasonable attorneys' fees) suffered or incurred by JTA as a result of, or in connection with, a judgment given by any court of law, including without limitation an execution office, for the breach of Virtual Jerusalem's representation and warranty pursuant to subsection (a) above.

22. Notwithstanding the above, upon the conclusion of the Initial Term, as defined in section 24 below, or, should Virtual Jerusalem terminate this Agreement during the Initial Term without Cause (as defined in section 26 below), Virtual Jerusalem shall, at the request of JTA, assign to JTA, to the extent permitted by applicable law, any right, title and interest which Virtual Jerusalem may have in the Virtual Jerusalem Material and in the Initial Design and Layout. Subject to the above, Virtual Jerusalem agrees to sign such documents as are necessary to execute the assignment of rights contemplated by this section if and when it is requested to do so, at the expense of JTA.

To eliminate doubt, Virtual Jerusalem shall not be required to obtain for JTA any license and/or right with respect to any content of the JTA Site other than the Virtual Jerusalem Material and the Initial Design and Layout.

23. Notwithstanding the above, it is expressly agreed between the parties that any software, programming and/or computer codes created by Virtual Jerusalem in connection with the fulfillment of its obligations hereunder are and shall remain the exclusive property of Virtual Jerusalem, whether the term of this Agreement is renewed beyond the Initial Term, and shall be excluded expressly from the arrangement referred to in Section 22 above. However, to the extent necessary to allow JTA to use the Virtual Jerusalem Material and/or the Initial Design and Layout assigned to JTA, if assigned, pursuant to section 22 above, Virtual Jerusalem undertakes to grant JTA a worldwide, royalty-free license to use the software and/or programming and/or computer codes developed and/or created by Virtual Jerusalem in connection with the fulfillment of its obligations hereunder solely for the purpose of displaying the Virtual Jerusalem Material and the Initial Design and Layout on a computer network in connection with an online edition of the JTA publication.

Term and Termination

24. This Agreement shall be effective upon its signature by both parties and shall continue in full force and effect for a period of three years ("the Initial Term"). Following the Initial Term, this Agreement shall automatically be deemed to be renewed by the parties for additional one year periods, unless and until terminated by either party by written notice to the other party ("Termination Notice"). Termination of this Agreement shall become effective 60 (sixty) days following the receipt by the non-terminating party of the Termination Notice.

25. Notwithstanding the above, should JTA wish to terminate this Agreement without Cause (as defined in section 26 below) during the Initial Term, the following provisions shall apply.

a. JTA shall notify Virtual Jerusalem in writing at least sixty (60) days prior to the effective date of termination;

b. JTA shall pay to Virtual Jerusalem no later than ten (10) days following the effective date of termination:

(1) If this Agreement is terminated within the first year of the Initial Term, an amount in NIS equal to $20,000 (twenty thousand U.S. Dollars) in consideration of production costs of the JTA Site and as compensation agreed upon and evaluated in advance for the early termination of this Agreement.

(2) If this Agreement is terminated within the second year of the Initial Term, an amount in NIS equal to $15,000 (fifteen thousand U.S. Dollars) in consideration of production costs of the JTA Site and as compensation agreed upon and evaluated in advance for the early termination of this Agreement.

(3) If this Agreement is terminated within the third year of the Initial Term, an amount in NIS equal to $10,000 (ten thousand U.S. Dollars) in consideration of production costs of the JTA Site and as compensation agreed upon and evaluated in advance for the early termination of this Agreement.

The payments set forth above shall bear linkage differentials to the United States dollar in accordance with the representative rate published by the Bank of Israel and annual interest at the rate charged by
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the American Israel Bank Ltd. for unauthorized amounts in overdraft for unpreferred customers for each day for which payment is delayed.

26. The term "Cause" as used herein shall mean a Fundamental Breach of this Agreement, as defined in the Contracts Law (Remedies for Breach of Contract), 5731-1971.

Confidentiality

27. The term "Confidential Information" as used herein shall mean any of the following insofar as they relate to either party: trade secrets, technical information, technology, information, computer source and object codes, JTA lists, sales and marketing information, JTA account records, personnel records, financial or other business information and any additional information identified by either party to the other as being confidential. Notwithstanding the above, "Confidential Information" shall not include information of any kind as set forth above which was legitimately discovered by one party independent of the other party and/or once such information has been disclosed to the public.

28. Neither party shall, at any time during or after the Term, disclose or make use of any Confidential Information of the other party, or any part thereof, of which it received knowledge in the course of fulfilling its obligations hereunder, to any person, firm, corporation, or other entity, for any reason whatsoever.

Notices

29. All notices given by either party to the other in connection with this Agreement shall be deemed received if sent by registered mail, 72 hours after dispatch of the notice to the address set forth in the preamble to this Agreement.

30. Without derogating from section 30 above, any notice required or permitted hereunder to be sent by facsimile or electronic mail shall be sent to the following facsimile number and e-mail address, respectively:

JTA:                   Facsimile: _______   E-mail: ____________
Virtual Jerusalem:     Facsimile: 6797464   E-mail: avi@virtual.co.il

Miscellaneous

31. Any inaccessibility to the JTA Site as a result of Internet connectivity related problems which are not in Virtual Jerusalem's control and/or temporary detachment of not more than 48 hours from the Internet for maintenance purposes shall not be deemed a breach of this Agreement and shall not entitle JTA to any legal remedies.

32. This Agreement may be assigned by Virtual Jerusalem at any time, at Virtual Jerusalem's sole discretion to an entity controlled in whole or in part by Avi Moskowitz which entity shall own and/or operate the Site.

33. The services of Virtual Jerusalem have been retained as an independent contractor and nothing contained herein shall create an employer-employee relationship or a joint venture relationship between the parties.

34. This Agreement shall be construed in accordance with the laws of the State of Israel. Jurisdiction with respect to any controversy or claim arising out of or in connection with this Agreement shall be exclusively in the competent court in Jerusalem, Israel.

35. This Agreement constitutes the entire understanding of the parties hereto and shall replace and/or supersede any prior written or oral understanding which may have existed between the parties.

36. This Agreement may not be amended or altered except by written instrument signed by both parties. A party's failure to enforce its rights hereunder, in whole or in part, shall not constitute a waiver of rights by such party.

37.  The headings used herein are for convenience sake alone and shall play no part in the interpretation of this Agreement.
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In Witness Whereof the parties signed this Agreement as follows:

___________________________________                   __________________________
Jewish Telegraphic Agency, Inc.                       Virtual Jerusalem, Ltd.

By: /s/ Lenore Silverstein                            By: David Kahn